EXHIBIT 99.1

Important Information for Medafor Shareholders

February 23, 2010

Dear Fellow Medafor Shareholder:

On February 18, 2010, CryoLife, Inc. announced its earnings for the fourth quarter of 2009.  Enclosed is a copy of the press release for your information.  In light of our proposal to acquire Medafor for a combination of cash and CryoLife stock, we want to ensure that Medafor shareholders have access to the latest information about CryoLife, its financial performance, and its outlook for growth.  As you can see, CryoLife is continuing to thrive in very demanding economic conditions.  We increased our revenues for the fourth quarter 2009 by 12 percent to a record of $28.6 million compared to $25.5 million for the fourth quarter of 2008.  This was also the 12th consecutive quarter of profitability for CryoLife.  In addition to reporting record annual revenues of $111.7 million and continued, consistent profitability, our ability to significantly increase our cash balances through strong operating cash flow of over $16.5 million in 2009 is a very encouraging sign of the health of our business.  Looking ahead, we expect to achieve record revenues and operating earnings in 2010 by continuing to execute on our strategy and invest in our growth.  For additional details, including our forward-looking disclaimer, please see the enclosed press release.

We also want to update you regarding developments in our litigation with Medafor.  As you are aware, on April 29, 2009, CryoLife filed a lawsuit against Medafor in the U.S. District Court for the Northern District of Georgia alleging claims for, among other things, breach of contract, fraud, negligent misrepresentation, and violations of the Georgia Racketeer Influenced and Corrupt Organizations Act.  While the Court initially dismissed CryoLife’s fraud and negligent misrepresentations claims, on February 18, 2010, the Court issued an Order reinstating these claims against Medafor based on Medafor’s alleged misrepresentations to CryoLife in the distribution agreement and after the agreement was executed.  We are pleased with the Court’s decision on this matter and remain disappointed with Medafor’s breaches of our agreement which forced this litigation.  For a more complete description of the litigation, please view our Form 10-K filed with the SEC on February 19, 2010, which is available on our website, www.cryolife.com.

Finally, we wanted to alert you to a new section on our website that is dedicated to addressing inaccurate and misleading statements from Medafor regarding our proposal and CryoLife.  We are committed to ensuring that Medafor shareholders receive full and accurate information and are dismayed by the inaccuracies in Medafor’s communications with its shareholders.  We have provided corrections and/or clarifications to these statements at http://www.cryolife.com/medaforoffer/medmiss.html.  This section will be updated as needed.

We continue to believe that a combination of CryoLife and Medafor would create significant value for shareholders of both companies.  I look forward to communicating with you again in the near future.

Sincerely,

/s/ Steven G. Anderson
Steven G. Anderson
Founder, CEO and President

IMPORTANT
This letter is provided for informational purposes only and is not an offer to purchase nor a solicitation of offers to sell shares of Medafor or CryoLife.  Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination of the two companies.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as tetralogy of Fallot, truncus arteriosus, and pulmonary atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE Marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam™ Surgical Matrix is CE Marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic® Medical Adhesive is CE Marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase® a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

For additional information about the company, visit CryoLife’s Web site:  www.cryolife.com.